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                                                                      EXHIBIT 21


                        SUBSIDIARIES OF THE REGISTRANT


The following is a list of all subsidiaries of the Registrant.


                                              JURISDICTION OF
          NAME                                INCORPORATION
----------------------------------------      ---------------

Stillwater National Bank & Trust Company      United States